Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333- ) pertaining to the Stereotaxis, Inc. 2012 Stock Incentive Plan of our report dated March 15, 2012, with respect to the financial statements and schedule of Stereotaxis, Inc., and the effectiveness of internal control over financial reporting of Stereotaxis, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

St. Louis, Missouri

January 22, 2013